Exhibit 5.2

September 4, 2026

Corvex, Inc.

3401 North Fairfax Drive, Suite 3230

Arlington, Virginia 22226

Ladies and Gentlemen:

We have acted as counsel to Corvex, Inc., a Delaware corporation formerly known as “Movano Inc.” (the “Company”), in connection with the Registration Statement on Form S-8 to be filed by the Company on the date hereof (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which includes a “reoffer prospectus” prepared in accordance with the requirements of Part I of Form S-3 and General Instruction C to Form S-8, relating to the resale, from time to time, of up to 6,108,470 shares (the “Resale Shares” and each a “Resale Share”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issued or issuable (a) upon the exercise of the options to purchase shares of common stock, par value $0.00001 per share, of Legacy Corvex (as defined below) (“Legacy Corvex Common Stock”), that were outstanding and unexercised immediately prior to the Effective Time (as defined in the Amended and Restated Agreement and Plan of Merger, made and entered into as of March 19, 2026 (the “Merger Agreement”), by and among the Company (f/k/a Movano, Inc.), Thor Merger Sub Inc., and Corvex, Inc. (“Legacy Corvex”), and hereinafter referred to as the “Merger Effective Time”)) under the Legacy Corvex (f/k/a Klustr, Inc.) 2024 Equity Incentive Plan, adopted by Legacy Corvex’s Board of Directors on November 5, 2024, approved by the stockholders of Legacy Corvex on November 5, 2024, and having a termination date of November 4, 2034 (the “2024 Plan”), that were assumed by the Company pursuant to the Merger Agreement, whether or not vested (each, a “Legacy Corvex Option”), and which were converted into and became options to purchase shares of Common Stock as provided in the Merger Agreement (collectively, the “Assumed Options” and each, an “Assumed Option”), and (b) the settlement of grants of restricted units with respect shares of Legacy Corvex Common Stock outstanding under the 2024 Plan immediately prior to the Merger Effective Time under the 2024 Plan (each, a “Legacy Corvex RSU”), that were assumed by the Company in connection with the Merger Agreement, and which were converted into and became an restricted stock units settled for shares of Common Stock as provided in the Merger Agreement (collectively, the “Assumed RSUs” and each, an “Assumed RSU”), by certain stockholders named in the Registration Statement that are the Company’s current directors and officers.

Corvex, Inc.

September 4, 2026

This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of rendering our opinion below, we have examined (collectively, the “Reviewed Documents”):

(a) the Registration Statement;

(b) the 2024 Plan;

(c) the Third Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 24, 2021, as amended by the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on June 21, 2023, as amended by the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on July 9, 2024, as amended by the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on October 25, 2024 and effective as of 12:01 a.m. Eastern Time on October 29, 2024, as amended by the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on October 8, 2025 and effective as of 12:01 a.m. Eastern Time on October 10, 2025, as amended by the Certificate of Designations of Series A Convertible Preferred Stock of the Company as filed with the Secretary of State on November 6, 2025, as amended by the Certificate of Designations of Series B Convertible Preferred Stock of the Company as filed with the Secretary of State on March 19, 2026, as amended by the Certificate of Designations of Series C Non-Voting Convertible Preferred Stock of the Company as filed with the Secretary of State on March 19, 2026, as amended by the Certificate of Designations of Series D Non-Voting Convertible Preferred Stock of the Company as filed with the Secretary of State on March 19, 2026, as amended by the Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on March 19, 2026 and effective as of 12:01 a.m. Eastern Time on March 23, 2026, and as amended by the Certificate of Increase of Series D Non-Voting Convertible Preferred Stock of the Company as filed with the Secretary of State on July 1, 2026 (collectively, the “Certificate of Incorporation”);

Corvex, Inc.

September 4, 2026

(d) the Company’s Second Amended and Restated Bylaws, adopted effective as of March 23, 2026 (the “Bylaws” and together with the Certificate of Incorporation, the “Organizational Documents”);

(e) the Merger Agreement;

(f) the resolutions adopted by the Board of Directors of the Company (the “Board”) by unanimous consent in lieu of a meeting effective as of March 19, 2026 (the “Authorizing Resolutions”) authorizing and approving the Merger Agreement, and (ii) authorizing and approving the Company’s assumption of the 2024 Plan, the Assumed Options, and the Assumed RSUs;

(g) the minutes of the annual meeting of stockholders of the Company held on July 1, 2026 at which the stockholders of the Company approved the issuance of more than 20% of the Company’s issued and outstanding shares of Common Stock, for purposes of complying with The Nasdaq Listing Rules 5635(a) and 5635(b), in connection with issuance of shares of Common Stock upon exercise of the Assumed Options and upon settlement of the Assumed RSUs; and

(h) a fact certificate of an officer of the Company, dated as of the date hereof.

For purposes of rendering our opinion below, we have not examined any document other than the Reviewed Documents and assume that there exists no provision in any document relating to the matters covered by our opinion below that we have not examined that is inconsistent with the Reviewed Documents or our opinion below. We have conducted no independent factual investigation of our own but rather have relied on the Reviewed Documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete, and accurate in all respects.

Corvex, Inc.

September 4, 2026

For purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that: (a) each of the Reviewed Documents is accurate and complete; (b) each of the Reviewed Documents that is an original is authentic; (c) each of the Reviewed Documents that is a copy conforms to an authentic original; (d) all signatures on each of the Reviewed Documents are genuine; and (e) there are no documents other than the Reviewed Documents that could affect the opinion expressed in this opinion letter and no amendments, modifications, or waivers of the Reviewed Documents. We have further assumed (i) the legal capacity of natural persons, (ii) that each party to the Reviewed Documents (A) is duly formed or incorporated, as applicable, organized, validly existing, and in good standing under the laws of the state of its formation or incorporation, as applicable, (B) has the legal capacity, power, and authority to execute, deliver, and perform its obligations under the Reviewed Documents to which it is a party, (C) has taken all action necessary to duly authorize the execution and delivery of, and the performance of such party’s obligations under, the Reviewed Documents, and (D) has duly executed and delivered the Reviewed Documents, (iii) the Reviewed Documents constitute the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with their terms, (iv) the issuance of the Assumed Options and Assumed RSUs did not, and the issuance of the Resale Shares will not, in each case, increase the proportionate share of Common Stock owned (within the meaning of Section 203(c) of the General Corporation Law of the State of Delaware (the “DGCL”)) by an “interested stockholder” (within the meaning of Section 203(c) of the DGCL), (v) the Company is and shall remain at all times a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and (vi) any amendment, restatement, or amendment and restatement or assumption of the Reviewed Documents was accomplished in accordance with, and was permitted by, the relevant provisions of such document and applicable law. We have not verified any of the foregoing assumptions.

In rendering our opinion below, we also have assumed that: (a) the Company had sufficient authorized, unissued, unsubscribed for, and uncommitted to be issued shares of Common Stock available for issuance at the time of the issuance of each Assumed Option and each Assumed RSU to permit the issuance of shares of Common Stock upon excise of each Assumed Option in accordance with an Option Agreement (as defined in the 2024 Plan) or upon settlement of each Assumed RSU in accordance with a Restricted Stock Unit Award Agreement (as defined in the 2024 Plan) (each such Option Agreement or Restricted Stock Unit Award Agreement, an “Award Agreement”) by the Company; (b) the Company will have sufficient authorized, unissued, unsubscribed for, and uncommitted to be issued shares of Common Stock available for issuance at the time of each issuance of a Resale Share pursuant to an Award Agreement; (c) the 2024 Plan and each Award Agreement constituted the legal, valid, and binding obligation of Legacy Corvex prior to the Merger Effective Time; (d) at the Merger Effective Time, the 2024 Plan, the Assumed Options, the Assumed RSUs, and each Award Agreement was duly assumed, approved, and issued, as applicable, by the Company, and constitutes the legal, valid, and binding obligation of the Company; (e) in accordance with Section 158 of the DGCL, upon the issuance of a Resale Share, either (i) such Resale Share will be evidenced by a certificate that has been duly executed and delivered, or (ii) the Board will have adopted resolutions (that have not been rescinded or revoked) providing that all shares of Common Stock shall be uncertificated prior to the issuance of such Resale Share and, within a reasonable time after the issuance of any such uncertificated Resale Share, the registered owner of such Resale Share will be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL; (f) other than those that have been disclosed by the Company in filings made by the Company with the Commission since January 1, 2020, there are no contracts with one or more current or prospective stockholders of the Company (or one or more beneficial owners of stock of the Company), in its or their capacity as such, within the meaning of Section 122(18) of the DGCL; (g) the issuance of each Resale Share will be duly recorded in the Company’s stock ledger upon its issuance; (h) the Company received the minimum consideration for which each Assumed Option and each Assumed RSU was issued pursuant to the Authorizing Resolutions and the Merger Agreement; and (i) the Company will receive the consideration for each Resale Share as set forth in the applicable Award Agreement, which consideration shall be at least equal to the par value of such share of Common Stock (unless such Resale Share is held in treasury, in which case, the consideration shall be the amount as set forth in the applicable Award Agreement), and, in the amount required by the 2024 Plan and the applicable Award Agreement. We have not verified any of the foregoing assumptions.

Corvex, Inc.

September 4, 2026

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL. We express no opinion as to the laws, rules, or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws; we express no opinion with respect to the Corporate Transparency Act.

1.	Based upon and subject to the foregoing, and assuming that the Registration Statement is effective at the time of such issuance, it is our opinion that the each Resale Share, when issued and paid for upon exercise of the applicable Assumed Option or upon settlement of the applicable Assumed RSU, in each case, in accordance with the terms of the 2024 Plan and the applicable Award Agreement, will be validly issued, fully paid, and non-assessable.

The above opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes to the facts stated or assumed herein and subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ K&L Gates LLP